Exhibit 99.1

Execution Version

VOTING AND TRANSFER AGREEMENT

Dated as of April 1, 2022

Liberty Mutual Investment Holdings LLC

c/o Liberty Mutual Group Asset Management Inc.

175 Berkeley Street

Boston, MA 02116

Liberty Mutual Retirement Plan Master Trust

c/o Liberty Mutual Group Asset Management Inc.

175 Berkeley Street

Boston, MA 02116

Ladies and Gentlemen:

This letter agreement (this “Agreement”) is delivered in connection with the public offering of common shares of beneficial interest, $0.001 par value per share (“Common Shares”) of Ares Private Markets Fund, a Delaware statutory trust (the “Fund”).

Each of Liberty Mutual Investment Holdings LLC and Liberty Mutual Retirement Plan Master Trust (each, an “Investor” and, together the “Investors”) intends to execute an Investor Application, including a Subscription Document (a “Subscription Agreement”), in order to purchase Common Shares of the Fund. In connection with each Investors’ execution of its Subscription Agreement, each Investor and Ares Capital Management II LLC, the Fund’s investment adviser (the “Adviser”), agree as follows:

1.

Each Investor agrees that it will not tender its Common Shares for repurchase by the Fund in connection with the Fund’s anticipated quarterly tender offers, except as provided for below: (i) from April 1, 2022 through December 31, 2023, such Investor will not tender any of its Common Shares; (ii) commencing with the Fund’s first tender offer in 2024, which currently would be expected to expire on or about March 31, 2024 (the “2024 Tender Offer”), such Investor may seek to tender up to 33.3% of its Common Shares over the next 12-month period (i.e., four tender offers); (iii) commencing with the Fund’s first tender offer in 2025, which currently would be expected to expire on or about March 31, 2025, such Investor may seek to tender up to 66.6% of its Common Shares over the next 12-month period (i.e., four tender offers); and (iv) commencing with the Fund’s first tender offer in 2026, which currently would be expected to expire on or about March 31, 2026, such Investor may seek to tender up to 100% of its Common Shares in the Fund’s subsequent tender offers. The parties hereto agree that this provision is not intended to waive or otherwise amend the Investor’s rights under the Fund’s Agreement and Declaration of Trust and By-Laws, as may be amended from time to time (“Fund Documents”).

2.

In the event the Investors own, control or hold the power to vote 5% or more of the outstanding Common Shares of the Fund, each Investor hereby foregoes and waives its pro rata portion of any “voting rights” it has in respect of its Common Shares of the Fund to the extent that the “voting rights” of the Investors equal or exceed 5% of the “voting rights” of the shareholders of the Fund, and the Investors hereby agree that such portion of the Common Shares of the Fund subject to such waiver shall automatically, and without any further action required by the Investors, the Adviser or the Fund, be deemed a non-voting interest. For purposes of this Agreement, “voting rights” shall be rights deemed to be the equivalent to the right to vote for the election or removal of a director under applicable interpretations of the term “voting security” under the Investment Company Act of 1940, as amended, by the Securities and Exchange Commission or its staff, but for the avoidance of doubt, matters that are presented to the Investor in connection with voting and consent rights afforded to the shareholders of the Fund under the Fund Documents that do not constitute “voting rights” under the 1940 Act, shall not be subject to the provisions of this paragraph.

This Agreement is binding and enforceable against the Adviser and each Investor, notwithstanding any contrary provisions its Subscription Agreement, and in the event of a conflict between the provisions of this Agreement or the Subscription Agreements, the provisions of this Agreement shall control with respect to the parties hereto. This Agreement will terminate, with respect to each Investor, with no other action required of either party, automatically upon the date on which such Investor no longer owns any Common Shares. This Agreement may not be amended or modified except in writing signed by the parties hereto.

Notices and other writings contemplated by this Agreement shall be delivered via (i) hand, (ii) first class registered or certified mail, postage prepaid, return receipt requested, (iii) a nationally recognized overnight courier or (iv) electronic mail. Unless otherwise notified in writing, all notices required to be given under this Agreement shall be given or sent to a party at the address set forth below.

If to the Investors:

Liberty Mutual Investment Holdings LLC

c/o Liberty Mutual Group Asset Management Inc.

175 Berkeley Street

Boston, MA 02116

Attention: Private Equity

E-mail: LibertyMutualPrivateEquity1@lmi.com

Liberty Mutual Retirement Plan Master Trust

c/o Liberty Mutual Group Asset Management Inc.

175 Berkeley Street

Boston, MA 02116

Attention: Private Equity

E-mail: LibertyMutualPrivateEquity1@lmi.com

If to the Adviser:

Ares Capital Management II LLC

245 Park Avenue, 44th Floor

New York, New York 10167

Attn: Ian Fitzgerald

E-mail: ifitzgerald@aresmgmt.com

This Agreement shall be governed by the laws of the State of New York, without reference to the choice of law principles thereof. The parties hereto agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of this Agreement or the performance of any party hereto hereunder. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN NEW YORK CITY OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES

IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES AGREES THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION, OR PROCEEDING SHALL BE CONCLUSIVE AND BINDING UPON THE PARTIES AND MAY BE ENFORCED IN ANY OTHER COURTS TO WHOSE JURISDICTION A PARTY IS OR MAY BE SUBJECT, BY SUIT UPON SUCH JUDGMENT. THE PARTIES EACH HEREBY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BY MEANS OF PERSONAL DELIVERY OR COURIER SERVICE, ADDRESSED TO IT AT ITS ADDRESS PROVIDED ABOVE AND TO THE ATTENTION OF ANY SECRETARY, ASSISTANT SECRETARY, OR ANY OTHER OFFICER, DIRECTOR, MANAGING AGENT, OR GENERAL AGENT OF SUCH PARTY, AND SUCH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE UNDER NEW YORK LAW OR UNDER ANY LAW OF ANY STATE OF THE UNITED STATES OR OF ANY OTHER JURISDICTION OR OTHERWISE TO SERVICE OF PROCESS IN SUCH MANNER.

This Agreement is not assignable or transferable without the prior written consent of the other party. If any provision of this Agreement is found to be illegal or unenforceable, then the provision will be deemed deleted and this Agreement will be construed as though the provision was not contained herein and the remainder of this Agreement will remain in full force and effect.

This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same agreement.

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If the foregoing is in accordance with your understanding of our agreement, you are requested to sign and return to the Adviser a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between them in accordance with its terms effective as of the date first above written.

Liberty Mutual Investment Holdings LLC

By:	/s/ Demetri Fifis
Name: Demetri Fifis
Title: Vice President

Liberty Mutual Retirement Plan Master Trust
By:	Liberty Mutual Insurance Company, its Adviser
By:	Liberty Mutual Group Asset Management Inc., its Sub-Adviser

By:	/s/ Demetri Fifis
Name: Demetri Fifis
Title: Vice President

Confirmed and accepted:

ARES CAPITAL MANAGEMENT II LLC

By:	/s/ Tina St. Pierre
Name: Tina St. Pierre
Title: Chief Financial Officer, Principal Accounting
Officer and Treasurer

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